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                                                                 EXHIBIT 5.5

                               HOLLEY, ALBERTSON &
                                   POLK, P.C.
                                ATTORNEYS AT LAW
                             DENVER WEST OFFICE PARK
                             SUITE 100, BUILDING 19
                                 1667 COLE BLVD.
                             GOLDEN, COLORADO 80401
                              PHONE (303) 233-7838
                               FAX (303) 233-2860



SCOTT D. ALBERTSON
DENNIS B. POLK                                                GEORGE ALAN HOLLEY
ERIC E. TORGERSEN                                                (1925 - 2002)
----------
MATTHEW J. KRISTOFCO
BRANDY R. MAZE
JAMES J. EMANUEL


                               November 22, 2005


Ashton Woods Homes USA, L.L.C.
1080 Holcomb Bridge Road
Building 200, Suite 350
Roswell, Georgia  30076

Attn: Robert Salomon

   RE: Registration Statement on Form S-4 filed by Ashton Woods USA, LLC and Ashton Woods Finance Co. and the subsidiary guarantors listed in the Registration Statement, including Pinery Joint Venture, with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

 Gentlemen:

         We have acted as counsel to Pinery Joint Venture, a Colorado joint venture (the "Guarantor"), as subsidiary of Ashton Woods USA LLC ("Ashton Woods"), in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by Ashton Woods, Ashton Woods Finance Co. ("Ashton Finance") and the subsidiary guarantors listed in the Registration Statement, including the Guarantor, with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the issuance by Ashton Woods and Ashton Finance of up to $125 million aggregate principal amount of their 9.5% Senior Subordinated Notes due 2015 (the "New Notes") and the issuance by the subsidiary guarantors named in the Registration Statement of guarantees (each a "Guaranty" and collectively, the "Guarantees") with respect to the New Notes.

         The New Notes and Guarantees will be issued under an indenture, dated as of September 21, 2005 (the "Indenture"), among Ashton Woods, Ashton Finance, the Guarantor, the other subsidiary guarantors named therein and U.S. Bank National Association, as trustee. The New Notes and Guarantees will be offered by Ashton Woods and Ashton Finance in exchange for $125 million aggregate principal amount of their outstanding 9.5% Senior Subordinated Notes due 2015 and the related guarantees of those notes.

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Ashton Woods Homes USA, L.L.C.
November 22, 2005
Page 2

         For the purpose of rendering the opinions set forth herein, we have examined the originals or copies of the following executed documents (collectively, the "Entity Documents"):

         1.       Joint Venture Agreement of Pinery Joint Venture;

         2.       First Amendment to Joint Venture Agreement of Pinery Joint
                  Venture;

         3.       Second Amendment to Joint Venture Agreement of Pinery Joint
                  Venture;

         4. Written Consent of the Members of Pinery Joint Venture in Lieu of a Meeting.

         We have also examined and relied upon such certificates of public officials and authorized representatives of Guarantor and other documents and instruments as we have deemed necessary or appropriate to enable us to render the opinions set forth below. For the purpose of rendering the opinions set forth below, we have assumed each of the following:

         (a) All documents submitted to us as originals are authentic; and all documents submitted to us as copies conform to the original documents which themselves are authentic; and

         (b) Each natural person executing any of the Entity Documents is legally competent to do so.

         Based upon the foregoing assumptions and subject to the qualifications and other limitations herein set forth, it is our opinion that:

         1. Guarantor is a validly existing as a partnership in good standing under the laws of the State of Colorado, and Guarantor has the power to execute, deliver and perform its obligations under the Guarantee.

         2. The execution, delivery and performance of the Indenture and the Guaranty by the Guarantor has been duly authorized by all necessary partnership action on the part of the Guarantor.

         3. The execution and delivery by the Guarantor of the Indenture and the Guarantee and the performance of its obligations thereunder have been duly authorized by all necessary partnership or other action and do not and will not (i) require any consent or approval of its partners, or (ii) violate any provision of any law, rule or regulation of the State of Colorado or, to our knowledge, any order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to the Guarantor which violation would impair its ability to perform its obligations under the Guarantee or (iii) or violate any of its joint venture agreement, as amended.



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Ashton Woods Homes USA, L.L.C.
November 22, 2005
Page 3

         The opinions set forth herein are limited in all respects to the laws of the State of Colorado and the United States as they presently exist.

         We confirm that:

         (a) we do not have any financial interest in the Guarantor or the Registration Statement, other than fees for legal services performed by us, payment for which has been provided; and

         (b) other than as counsel for Guarantor, we have no interest in Guarantor and we do not serve as a director, officer or employee of Guarantor. We have no undisclosed interest in the subject matter of this Opinion Letter.

         This Opinion Letter and the foregoing opinions are limited to the matters expressly stated, and they are rendered to you in connection with the Registration Statement and may not be relied upon for any other purpose without our prior written consent. Because this Opinion Letter is furnished to you in connection with the Registration Statement, it may be relied on by your legal counsel, Paul, Hastings, Janofsky & Walker, LLP, in connection with their representation of you in connection with the Registration Statement and related matters.

         The opinions rendered in this Opinion Letter are given as of the date hereof. We assume no obligation to advise you of any change in the foregoing subsequent to the effectiveness of the Registration Statement, even though that change may affect our legal analysis or our legal conclusions or other matters in this Opinion Letter.

         We hereby consent to being named as counsel to the Guarantor in the Registration Statement, to the references therein to our firm under the caption "Legal Matters," and to the inclusion of this Opinion Letter as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission.


                                              Sincerely,



                                              HOLLEY, ALBERTSON & POLK, P.C.


                                              /s/ Eric E. Torgersen

                                              Eric E. Torgersen


Cc:   Paul, Hastings, Janofsky & Walker, LLP